E-LOAN, Inc.
EMPLOYMENT AGREEMENT

August 23, 1999

Supersedes Agreement dated August 19, 1999
Robert Ferber
122 Roxbury Road
Garden City, NY 11530

Dear Bob:

We are pleased to offer you the position of Senior Vice President, Auto Operations reporting to myself and Janina Pawlowski. This letter, if accepted, sets forth the terms of your employment with EVRI and E-LOAN, Inc. (hereafter "E-LOAN") after the closing. This offer is contingent on the occurrence of the closing of E-LOAN's acquisition (the "Acquisition") of Electronic Vehicle Remarketing, Inc. (hereafter "EVRI") and, if you accept this offer, it would take effect as of that Closing Date. The terms of your employment would be as follows:

Compensation and Benefits

You would receive an annual base salary of $150,000 per annum, less all applicable deductions, and would be eligible for a bonus of $25,000 to be based on achievement of Business Plan goals to be determined and paid annually. In addition, you would participate in all of E-LOAN's employee benefit programs for which you are eligible.

Stock Options

Subject to the approval of E-LOAN's Board of Directors, you will be granted an option to purchase 400,000 post-split shares of common stock of E- LOAN pursuant to E-LOAN's 1997 Stock Plan. Your option price for 120,000 of these shares will be the fair market value of E-LOAN's shares as of the close of business on your first day of employment, per Board consent executed that day. Your option price for the remaining 280,000 shares will be the fair market value of E-LOAN's shares as of the close of business on November 1, 1999, per Board consent executed that day. The options will become exercisable over a four-year period in accordance with E-LOAN's options vesting arrangements. Twenty-five percent (25%) of the options will vest as of the first anniversary of your continuous employment with E-LOAN. The remaining options will vest monthly thereafter. Such options shall be incentive stock options to the extent permitted by law.

Additionally, and subject to approval by E-LOAN's Board of Directors, in the event of a buyout of the company, fifty percent (50%) of any unvested shares will vest upon acquisition of the company.

Relocation

It is expected that your position will relocate to our offices in Dublin, California. In light of that, E-LOAN agrees to pay for the following relocation expenses:

Assignment of a relocation counselor

Relocation of household goods

Relocation of vehicles owned by you, your spouse-partner, children

One month temporary housing and living expenses

One month car rental

Reimbursement for non-deductible closing costs on the purchase of a California home, not to exceed the value of 1 point of the mortgage amount.

Up to $15,000 reimbursement for closing costs associated with the sale of your New York residence.

Two house-hunting trips for a duration of three days each for you and your spouse/partner

Your move-out travel flight for you, your spouse-partner, children

If you should choose to resign from E-LOAN prior to completing one year with E-LOAN, all relocation expenses incurred by E-LOAN on your behalf must be repaid to E-LOAN by you on a pro-rata basis. Likewise, if E-LOAN should terminate your employment "Without Cause" within one year, the Company will pay for your relocation back to East Coast.

Term of Employment

You agree to remain employed for a period of eighteen (18) months after the Closing Date. Nevertheless, E-LOAN may terminate your employment at any time for any reason, with or without cause, by giving you written notice of such termination.

If E-LOAN terminates your employment "Without Cause" prior to eighteen (18) months after the Closing Date, then E-LOAN will continue your base salary as a severance payment until the earlier of six (6) months after the date of the termination of your employment or the date you begin employment or consulting with another employer. You will notify E-LOAN in writing within ten days of your acceptance of any new employment. The severance set forth herein will be in lieu of any entitlement you may have to notice of termination, pay in lieu of notice of termination, or any other severance payment from any other source. All benefits and future stock and option vesting would terminate as of the date of termination of your employment. You would, of course, be paid your salary through your date of termination and for the value of all unused paid time off earned through that date and allowed to continue your medical coverage at your own expense to the extent provided for by COBRA, but you would not be entitled to any additional payments or benefits except as set forth herein. You would be allowed to exercise your vested options during the time period set forth in and in accordance with your option agreement.

If your employment were to be terminated for "Cause" within eighteen (18) months after the Closing Date, then you would be paid all salary and benefits, as well as for the value of your unused paid time off, through the date of termination of your employment, but nothing else. A termination for "Cause" shall mean a termination for any of the following reasons: (i) your failure to perform the duties of your position after receipt of a written warning; (ii) engaging in misconduct ; (iii) being convicted of a felony; (iv) committing an act of fraud against, or the misappropriation of property belonging to, E-LOAN; or (v) material breach of this agreement or any confidentiality or proprietary information agreement between you and E-LOAN. E- LOAN will provide written notice of the reason for termination in the case of any termination for "Cause." A termination for any other reason shall be a termination "Without Cause."

If your employment with E-LOAN were to continue after eighteen (18) months beyond the Closing Date, then your employment would continue to be on an "at-will" basis. This means that either you or E-LOAN could terminate your employment at any time for any reason with or without cause and without the obligation to pay you, or your right to, any severance payment except as may be provided at such time under E-LOAN's employee benefit plans for which you are eligible.

Your Position

You will initially have the title of Senior Vice President, Auto Operations, reporting to myself and Janina Pawlowski. You will have whatever reasonable duties are assigned to you consistent with your title and position.

Non-Competition

You understand and agree that this agreement is entered into in connection with the acquisition by E-LOAN of all of the outstanding stock of EVRI. You further understand and agree that you were a substantial shareholder or optionholder of EVRI; a key and significant member of either the management and/or the technical workforce of EVRI; and that E-LOAN paid you substantial consideration in order to purchase your stock and/or option interest in EVRI. In addition, the parties agree that, prior to acquisition by E-LOAN of the stock of EVRI, EVRI was engaged in its business in forty-seven states of the United States. E-LOAN represents and you understand that, following the acquisition by E-LOAN of the stock of EVRI, E-LOAN will continue conducting such business in all parts of the United States.

You agree that during your employment with E-LOAN you will not engage in any other employment, business, or business related activity unless you receive E- LOAN's prior written approval from the CEO or President to hold such outside employment or engage in such business or activity. Such written approval will not be unreasonably withheld if such outside employment, business or activity would not in any way be competitive with the business or proposed business of E- LOAN or otherwise conflict with or adversely affect in any way your performance of your employment obligations to E-LOAN.

Commencing on the Closing Date and continuing until the later of eighteen (18) months after the closing date or one (1) year after the date of termination of your employment, you will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity directly or indirectly:

      Engage in any business which provides to users of the Internet services which relate to first or second home mortgage loans, consumer credit and other loan-related services, including the ability to search for, compare, lock-in, and apply for loans (the "Business"); or
      induce or attempt to induce any person who at the time of such inducement is an employee of E-LOAN to perform work or services for any other person or entity other than E-LOAN; or
      permit your name to be used in connection with a business which is competitive or substantially similar to the Business.

Notwithstanding the foregoing, you may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of "publicly traded securities" of any person or entity which owns a business that is competitive or substantially similar to the Business. The term "publicly traded securities" shall mean securities that are traded on a national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System.

If any restriction set forth in this non-competition section is found by a court to be unreasonable, then you agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable. You acknowledge that the services that you will provide to E-LOAN under this agreement are unique and that irreparable harm will be suffered by E- LOAN in the event of the breach by you of any of your obligations under this agreement, and that E-LOAN will be entitled, in addition to its other rights, to enforce by an injunction or decree of specific performance the obligations set forth in this agreement. Any claims asserted by you against E-LOAN shall not constitute a defense in any injunction action brought by E-LOAN to obtain specific enforcement of said paragraphs.

Arbitration

We each agree that any and all disputes between us which arise out of your employment, the termination of your employment, or under the terms of this agreement shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this agreement, any disputes regarding your employment by E-LOAN or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of your employment with E-LOAN or its termination. The only claims not covered by this section are the following: (i) claims for benefits under the unemployment insurance or workers' compensation laws and (ii) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright, trademark or any other intellectual property held or sought by E-LOAN, or which E-LOAN could otherwise seek; in each of these instances such disputes or claims shall not be subject to arbitration, but rather, will be resolved pursuant to applicable law. Binding arbitration will be conducted in San Francisco, California in accordance with the rules and regulations of the American Arbitration Association. If, however, you do not reside within 100 miles of San Francisco at the time the dispute arose, then the arbitration may take place in the largest metropolitan area within fifty miles of your place of residence when the dispute arose. Each side will bear its own attorneys' fees, unless otherwise decided by the arbitrator. You understand and agree that arbitration shall be instead of any civil litigation, that each side waives its right to a jury trial, and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

Miscellaneous Provisions

This agreement and the accompanying Proprietary Information and Inventions Agreement will be the entire agreement between E-LOAN and you relating to your employment and the additional matters provided for herein. You agree that there were no promises or commitments made to you regarding your employment with E-LOAN except as set forth in this letter. This agreement supersedes and replaces (i) any prior verbal or written agreements between the parties except as provided for herein and (ii) any prior verbal or written agreements between you and EVRI relating to the subject matter hereof, including, but not limited to, any and all prior employment agreements. This agreement may be amended or altered only in a writing signed by you and E-LOAN's CEO or President. This agreement shall be construed and interpreted in accordance with the laws of the State of California. Each provision of this agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable, it and the other provisions shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this agreement. This offer is also contingent on your executing the E-LOAN Proprietary Information and Inventions Agreement, a copy of which is attached hereto and incorporated herein.

If you have any questions about this offer, please contact me. If you find this offer acceptable, please sign and date this letter below and return it to me.

Sincerely,

E-LOAN, INC.

Chris Larsen
CEO

I agree to the terms and conditions in this offer.

Date:

Employee Signature

Enclosure:

Proprietary Information and Inventions Agreement